EXHIBIT 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416
FOR IMMEDIATE RELEASE
April 25, 2007

CULLEN/FROST REPORTS FIRST QUARTER
RESULTS AND TIMING OF EARNINGS CONFERENCE CALL

SAN ANTONIO - Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported first quarter 2007 net income of $47.3 million, compared to first quarter 2006 earnings of $46.7 million. On a per-share basis, earnings for the quarter were $.78 per diluted common share, down 6.0 percent compared to the $.83 per diluted common share reported a year earlier. As previously announced, the first quarter of 2007 results included $5.3 million in expenses relating to the early redemption of $100 million in trust preferred securities or $.06 per diluted common share after taxes. Returns on average assets and equity for the first quarter of 2007 were 1.47 percent and 13.78 percent, respectively, compared to 1.68 percent and 18.86 percent for the same quarter the previous year.

For the first quarter of 2007, net interest income on a taxable-equivalent basis increased 14.3 percent to $131.1 million, compared to the $114.7 million reported for the first quarter of 2006. Average loans were up 17.4 percent to $7.4 billion, from the $6.3 billion reported a year earlier. Average deposits for the quarter were $10.3 billion, up 14.0 percent over the $9.0 billion reported in the first quarter of 2006. These average loan and deposit growth rates were impacted by three acquisitions completed during 2006. Two were completed in February of 2006 and the most recent acquisition, of Summit Bancshares, Inc., was completed and fully converted to Frost systems in December of 2006.

"This quarter's results were impacted by expenses relating to the early redemption of trust preferred securities, as well as several other unusual income and expense items," said Dick Evans, chairman and CEO of Cullen/Frost. "Along with good increases in fee income from trust and insurance operations and a 14.3 percent increase in net interest income, we also saw an improvement in asset quality relative to the previous quarter. While loans and deposits were both up over the first quarter of 2006, organic loan growth has slowed, in part due to strong competition in loan structure and pricing. We are fortunate to operate in some of the best markets in the country, and also some of the most competitive. I wouldn't want to be anywhere else."

"Now in our 140th year as a Texas company, we remain confident in the Texas economy and steadfast in our commitment to providing the very best service and products to our customers, and to maintaining shareholder value. Our outstanding staff continues to meet challenges head-on, while taking good care of our customers. As always, I am grateful for their dedication and hard work."

Other noted financial data for the first quarter follows:

All of the following comparisons to the first quarter of 2006 were impacted, in part, by two acquisitions completed during the first quarter of 2006 - Texas Community Bancshares, Inc. in Dallas and Alamo Corporation of Texas in the Rio Grande Valley - and one acquisition completed during the fourth quarter of 2006 - Summit Bancshares, Inc. in Fort Worth.

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Net interest income on a taxable-equivalent basis increased 14.3 percent to $131.1 million, from the $114.7 million reported a year earlier. This increase in net interest income was impacted in part by a 14.0 percent increase in average deposits from the first quarter of 2006, to $10.3 billion, which in turn contributed to a rise of $1.4 billion in average earning assets compared to the same period a year earlier. The net interest margin decreased one basis point from the first quarter last year to 4.65 percent, offsetting, in small part, the positive impact of the higher volume of earning assets. When compared to the fourth quarter of 2006, the net interest margin increased three basis points from 4.62 percent.

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   Non-interest income for the first quarter of 2007 increased 9.9 percent to $67.1 million, from the $61.0 million reported a year earlier.

   Trust fees increased 7.3 percent to $16.9 million over the $15.8 million reported in the first quarter of 2006. The increase was primarily a result of increased levels of investment fees, which are assessed based on the market values of trust assets that are managed and held in custody. These values were $23.6 billion at the end of the first quarter of 2007. The Corporation also experienced an increase in the number of new trust accounts since last year.

   Insurance commissions and fees were $10.6 million for the quarter, an increase of 18.4 percent over the $9.0 million reported for a year earlier. This increase was due to higher contingent commissions (up $965 thousand) and commission income (up $688 thousand).

   Other income increased 25.8 percent from the first quarter of last year, to $13.8 million. The increase in other income this quarter was due in part to increases in sundry income from various unusual items during the first quarter of 2007, including $1.1 million in income recognized from the collection of interest and other charges on loans charged-off in prior years. Also impacting other income were increases in check card usage (up $649 thousand) and gain on sale of assets (up $596 thousand), primarily from a duplicate branch location sold in North Texas.

   Service charges on deposits were $18.8 million, down 1.4 percent compared to the same quarter a year ago. An increase in the earnings credit rate for commercial accounts, compared to a year earlier, impacted treasury management fees. When interest rates are higher, customers earn more credit for their deposit balances, and this, in turn, reduces the amount of service charges to be paid for through fees.

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Non-interest expense for the quarter was $122.1 million, up 21.5 percent over the $100.5 million reported for the first quarter of 2006. The increase in total salaries and related employee benefits was $6.9 million, or 11.6 percent, primarily the result of the three acquisitions completed during 2006, as well as the addition of new employees and normal annual merit increases. The recent acquisitions also impacted lease expense, utilities and depreciation expense related to buildings, resulting in a rise in net occupancy expenses of $1.2 million from the first quarter of 2006. Other non-interest expense for the quarter rose $11.9 million and included increases in sundry expenses for various unusual items, including approximately $5.3 million in expenses relating to the early redemption of $100 million in trust preferred securities. Also included in sundry expense was approximately $1.4 million in expense related to a contribution for previously unmatched employee contributions to the Corporation's 401(k) plan. In addition to these sundry expenses, there were other non-interest expenses, such as higher advertising expenses (up $1.3 million), losses on sales of foreclosed assets (up $829 thousand) and professional service expenses (up $756 thousand) that impacted the increase from the first quarter last year.

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For the first quarter of 2007, the provision for possible loan losses was $2.7 million, compared to net charge-offs for the quarter of $2.6 million. The loan loss provision for the first quarter of 2006 was $3.9 million, compared to net charge-offs of $2.5 million. Non-performing assets at quarter end were $50.5 million, compared to $40.8 million a year earlier and $57.7 million the previous quarter. The allowance for possible loan losses as a percentage of loans was 1.29 percent at both March 31, 2007 and March 31, 2006.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, April 25, 2007, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a "listen only" mode at 1-800-944-6430. Digital playback of the conference call will be available after 2:00 p.m. CT until midnight Sunday, April 29,2007 at 800-642-1687 with Conference ID # of 5811363. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the website, www.frostbank.com, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE:CFR) is a financial holding company, headquartered in San Antonio, with assets of $13.2 billion at March 31, 2007. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, operates more than 100 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is one of the largest banks headquartered in Texas, with a legacy of helping Texans with their financial needs during three centuries.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

   Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

w	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation's assessment of that impact.
w	Changes in the level of non-performing assets and charge-offs.
w	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
w	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
w	Inflation, interest rate, securities market and monetary fluctuations.
w	Political instability.
w	Acts of war or terrorism.
w	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
w	Changes in consumer spending, borrowings and savings habits.
w	Changes in the financial performance and/or condition of the Corporation's borrowers.
w	Technological changes.
w	Acquisitions and integration of acquired businesses.
w	The ability to increase market share and control expenses.
w	Changes in the competitive environment among financial holding companies and other financial service providers.
w	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.
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The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

w	Changes in the Corporation's organization, compensation and benefit plans.
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The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

w	Greater than expected costs or difficulties related to the integration of new products and lines of business.
w	The Corporation's success at managing the risk involved in the foregoing items.

   Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2007	2006

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

CONDENSED INCOME STATEMENTS

Net interest income	$127,833	$121,229	$118,526	$116,968	$112,440
Net interest income(1)	131,127	124,017	121,093	119,309	114,719
Provision for possible loan losses	2,650	3,400	1,711	5,105	3,934
Non-interest income:
Trust fees	16,907	16,009	15,962	15,744	15,754
Service charges on deposit accounts	18,831	19,142	19,301	19,566	19,107
Insurance commissions and fees	10,628	5,907	7,204	6,144	8,975
Other charges, commissions and fees	6,858	6,009	7,228	8,681	6,187
Net gain (loss) on securities transactions	--	--	--	--	(1)
Other	13,848	11,333	10,871	10,615	11,009

Total non-interest income	67,072	58,400	60,566	60,750	61,031

Non-interest expense:
Salaries and wages	51,714	48,472	48,743	47,463	46,106
Employee benefits	14,426	10,739	10,882	11,434	13,176
Net occupancy	9,634	8,786	8,964	8,512	8,433
Furniture and equipment	6,928	7,081	6,553	6,357	6,302
Intangible amortization	2,326	1,671	1,293	1,358	1,306
Other	37,059	28,846	27,175	25,555	25,146

Total non-interest expense	122,087	105,595	103,610	100,679	100,469

Income before income taxes	70,168	70,634	73,771	71,934	69,068
Income taxes	22,889	22,272	23,769	23,384	22,391

Net income	$47,279	$48,362	$50,002	$48,550	$46,677

PER SHARE DATA

Net income - basic	$0.79	$0.85	$0.90	$0.88	$0.86
Net income - diluted	0.78	0.84	0.88	0.86	0.83
Cash dividends	0.34	0.34	0.34	0.34	0.30
Book value at end of quarter	23.64	23.01	20.08	18.51	18.34

OUTSTANDING SHARES

Period-end shares	59,972	59,839	55,821	55,542	55,106
Weighted-average shares - basic	59,676	56,726	55,440	55,105	54,574
Dilutive effect of stock compensation	919	1,007	1,147	1,198	1,353
Weighted-average shares - diluted	60,595	57,733	56,587	56,303	55,927

SELECTED ANNUALIZED RATIOS

Return on average assets	1.47%	1.59%	1.72%	1.70%	1.68%
Return on average equity	13.78	16.04	18.56	19.02	18.86
Net interest income to average earning assets(1)	4.65	4.62	4.69	4.70	4.66

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2007		2006

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$7,404	$6,681	$6,565	$6,539	$6,307
Earning assets	11,349	10,629	10,181	10,090	9,906
Total assets	13,058	12,071	11,522	11,450	11,286
Non-interest-bearing demand deposits	3,541	3,423	3,309	3,300	3,305
Interest-bearing deposits	6,711	6,107	5,829	5,769	5,691
Total deposits	10,252	9,530	9,138	9,069	8,996
Shareholders' equity	1,392	1,196	1,069	1,024	1,004

Period-End Balance:
Loans	$7,459	$7,373	$6,516	$6,577	$6,511
Earning assets	11,405	11,461	10,324	10,076	10,300
Goodwill and intangible assets	564	563	268	268	269
Total assets	13,176	13,224	11,647	11,403	11,579
Total deposits	10,280	10,388	9,270	9,078	9,292
Shareholders' equity	1,418	1,377	1,121	1,028	1,011
Adjusted shareholders' equity(1)	1,466	1,432	1,179	1,135	1,086

ASSET QUALITY

($ in thousands)
Allowance for possible
loan losses	$96,144	$96,085	$85,667	$85,552	$84,142
as a percentage of
period-end loans	1.29%	1.30%	1.31%	1.30%	1.29%

Net charge-offs	$2,591	$3,329	$1,596	$3,695	$2,490
Annualized as a percentage
of average loans	0.14%	0.20%	0.10%	0.23%	0.16%

Non-performing assets:
Non-accrual loans	$46,769	$52,204	$30,045	$30,824	$34,027
Foreclosed assets	3,715	5,545	4,971	6,461	6,766

Total	$50,484	$57,749	$35,016	$37,285	$40,793
As a percentage of:
Total loans and
foreclosed assets	0.68%	0.78%	0.54%	0.57%	0.63%
Total assets	0.38	0.44	0.30	0.33	0.35

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based
Capital Ratio	10.41%	11.25%	12.39%	12.00%	11.55%
Total Risk-Based
Capital Ratio	13.54	13.43	14.68	14.65	14.21
Leverage Ratio	8.31	9.56	9.76	9.36	9.12
Equity to Assets Ratio (period-end)	10.76	10.41	9.63	9.01	8.73
Equity to Assets Ratio (average)	10.66	9.91	9.28	8.94	8.89

(1) Shareholders' equity excluding accumulated other comprehensive income(loss).

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